UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ZAREBA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0832194
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
13705 26TH Avenue N, Suite 102
Minneapolis, MN 55441
(Address of principal executive offices/Zip Code)
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration file number to which this form relates: N/A (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange On Which Each Class Is To Be Registered

Series A Preferred Stock Purchase Rights	NASDAQ Capital Market
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Explanatory Note
Zareba Systems, Inc., a Minnesota corporation formerly named Waters Instruments, Inc. (the “Company”), hereby makes reference to its Registration Statement on Form 8-A (File No. 000-01388) filed with the Securities and Exchange Commission on March 16, 2005 (the “Registration Statement”), relating to the Rights Agreement dated as of March 15, 2005 between the Company and Wells Fargo Bank, N.A. as Rights Agent. The Company hereby amends Items 1 and 2 of the Registration Statement as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.
The following paragraphs are hereby added to Item 1 of the Registration Statement:
On January 11, 2010, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Woodstream Corporation, a Pennsylvania corporation (“Woodstream”), and WDST, Inc., a Minnesota corporation and a wholly-owned subsidiary of Woodstream (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly-owned subsidiary of Woodstream (the “Merger”). In connection with the execution of the Merger Agreement, the Company and the Rights Agent entered into a First Amendment to Rights Agreement, dated as of January 11, 2010 (the “Amendment”).
The Amendment provides that, among other things, neither Woodstream nor any direct or indirect wholly-owned subsidiary of Woodstream shall be deemed to be an Acquiring Person as a result of the execution and delivery of the Merger Agreement, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. The Amendment also provides that the Rights are not exercisable as a result of the execution and delivery of the Merger Agreement, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. In addition, the Amendment provides that if the Expiration Date (as defined in the Rights Agreement) shall not have previously occurred, it shall occur immediately prior to the effective time of the Merger.
The foregoing summary of the Amendment is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 2.	Exhibits.
The following exhibit is hereby added to Item 2 of the Registration Statement:

Exhibit No.	Description
4.2	First Amendment to Rights Agreement dated January 11, 2010 between Zareba Systems, Inc. and Wells Fargo Bank, N.A. as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 11, 2010).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ZAREBA SYSTEMS, INC.
January 11, 2010	By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen, Vice President and
Chief Financial Officer